Exhibit 99.1

FOR RELEASE: Tuesday, October 29, 2024 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024

Shreveport, Louisiana – October 29, 2024 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2024, of $941,000 compared to net income of $1.2 million reported for the three months ended September 30, 2023. The Company’s basic and diluted earnings per share were $0.31 for the three months ended September 30, 2024, compared to basic and diluted earnings per share of $0.40 and $0.39, respectively, for the three months ended September 30, 2023.

The decrease in net income for the three months ended September 30, 2024, compared to the same period in 2023, resulted from a decrease in net interest income of $857,000, or 16.2%, and a decrease in non-interest income of $134,000, or 30.9%, partially offset by a decrease in non-interest expense of $177,000, or 4.2%, a decrease in provision for income taxes of $312,000, or 100.6%, a decrease in the provision of credit losses of $223,000. The decrease in net interest income for the three months ended September 30, 2024, compared to the same period in 2023, resulted from an increase in total interest expense of $524,000, or 18.8%, and a decrease in total interest income of $333,000, or 4.1%.  The Company’s average interest rate spread was 2.23% for the three months ended September 30, 2024, compared to 2.68% for the three months ended September 30, 2023. The Company’s net interest margin was 2.98% for the three months ended September 30, 2024, compared to 3.37% for the three months ended September 30, 2023.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2024		2023
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$466,170	5.87%	$498,242	5.79%
Investment securities	96,749	2.09	113,584	2.18
Interest-earning deposits	25,617	5.20	10,066	6.98
Total interest-earning assets	$588,536	5.22%	$621,892	5.15%

Interest-bearing liabilities:
Savings accounts	$82,556	1.61%	$78,572	0.38%
NOW accounts	72,787	1.10	55,900	0.48
Money market accounts	75,216	2.29	108,891	2.26
Certificates of deposit	204,019	4.30	194,785	3.73
Total interest-bearing deposits	434,578	2.92	438,148	2.47
Other bank borrowings	5,989	7.75	8,654	8.39
FHLB advances	-	-	1,138	5.23
Total interest-bearing liabilities	$440,567	2.98%	$447,940	2.47%

The $134,000 decrease in non-interest income for the three months ended September 30, 2024, compared to the same period in 2023, resulted from an increase in loss on sale of real estate of $220,000, partially offset by an increase in gain on sale of loans of $58,000, an increase in other non-interest income of $26,000, and an increase in income on bank owned life insurance of $2,000.

The $177,000 decrease in non-interest expense for the three months ended September 30, 2024, compared to the same period in 2023, resulted from decreases in advertising expense of $86,000, compensation and benefits expense of $54,000, professional fees of $43,000, loan and collection expense of $32,000, data processing expense of $26,000, amortization of core deposit intangible expense of $20,000, and deposit insurance premium expense of $1,000, partially offset by increases in audit and examination fees of $30,000, other non-interest expense of $28,000, occupancy and equipment expense of $15,000, and franchise and bank shares tax expense of $12,000.

Total assets decreased $9.1 million, or 1.4%, from $637.5 million at June 30, 2024 to $628.4 million at September 30, 2024. The decrease in assets was comprised of decreases in net loans receivable of $16.9 million, or 3.6%, from $470.9 million at June 30, 2024 to $454.0 million at September 30, 2024, real estate owned of $296,000, or 70.8% from $418,000 at June 30, 2024 to $122,000 at September 30, 2024, premises and equipment of $238,000, or 1.3%, from $18.3 million at June 30, 2024 to $18.1 million at September 30, 2024, core deposit intangible of $74,000, or 6.2%, from $1.2 million at June 30, 2024 to $1.1 million at September 30, 2024, and accrued interest receivable of $14,000, or 0.8%, from $1.78 million at June 30, 2024 to $1.76 million at September 30, 2024, partially offset by increases in cash and cash equivalents of $6.1 million, or 17.4%, from $34.9 million at June 30, 2024 to $41.0 million at September 30, 2024, investment securities of $1.4 million, or 1.5%, from $96.0 million at June 30, 2024 to $97.4 million at September 30, 2024, loans-held-for-sale of $535,000, or 30.9%, from $1.7 million at June 30, 2024 to $2.3 million at September 30, 2024, other assets of $224,000, or 16.6%, from $1.3 million at June 30, 2024 to $1.6 million at September 30, 2024, deferred tax asset of $29,000, or 2.5%, from $1.18 million at June 30, 2024 to $1.21 million at September 30, 2024, and bank owned life insurance of $29,000, or 0.4%, from $6.81 million at June 30, 2024 to $6.84 million at September 30, 2024. The increase in investment securities was primarily due to $4.0 million in security purchases and a $1.3 million reduction in unrealized losses on available for sale securities, partially offset by $3.5 million in principal payments. The increase in cash and cash equivalents from $34.9 million at June 30, 2024 to $41.0 million at September 30, 2024 was mainly due to decreases in loans receivable.

Total liabilities decreased $10.6 million, or 1.8%, from $584.7 million at June 30, 2024 to $574.1 million at September 30, 2024. The decrease in liabilities was comprised of decreases in total deposits of $9.4 million, or 1.6%, from $574.0 million at June 30, 2024 to $564.6 million at September 30, 2024, and other borrowings of $1.5 million, or 21.4%, from $7.0 million at June 30, 2024 to $5.5 million at September 30, 2024, partially offset by increases in other accrued expenses and liabilities of $252,000, or 7.9%, from $3.2 million at June 30, 2024 to $3.4 million at September 30, 2024, and advances from borrowers for taxes and insurance of $123,000, or 23.6%, from $521,000 at June 30, 2024 to $644,000 at September 30, 2024,. The decrease in deposits resulted from decreases in certificates of deposit of $17.5 million, or 8.2%, from $214.9 million at June 30, 2024 to $197.3 million at September 30, 2024, and money market deposits of $5.9 million, or 6.9%, from $85.5 million at June 30, 2024 to $79.6 million at September 30, 2024, partially offset by increases in savings deposits of $9.2 million, or 12.0%, from $76.6 million at June 30, 2024 to $85.8 million at September 30, 2024, non-interest deposits of $3.0 million, or 2.3%, from $130.3 million at June 30, 2024 to $133.3 million at September 30, 2024, and NOW accounts of $1.9 million, or 2.8%, from $66.6 million at June 30, 2024 to $68.5 million at September 30, 2024. The Company had no balances in brokered deposits at September 30, 2024 or June 30, 2024.

At September 30, 2024, the Company had $1.9 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $2.0 million on non-performing assets at June 30, 2024, consisting of two commercial non-real estate loans, five single-family residential loans, four home equity line-of-credit loans, and one single-family residence in other real estate owned at September 30, 2024, compared to five single-family residential loans, three commercial non-real estate loans, four home equity line-of-credit loans and three single-family residences in other real estate owned at June 30, 2024.  At September 30, 2024 the Company had five commercial non-real-estate loans, one commercial real-estate loan, six single family residential loans, four home-equity line-of-credit loans, and one auto loan classified as substandard, compared to six single family residential loans, five commercial non-real-estate loans, four home equity line-of-credit loans and one auto loan classified as substandard at June 30, 2024.  There were no loans classified as doubtful at September 30, 2024 or June 30, 2024.

Shareholders’ equity increased $1.5 million, or 2.8%, from $52.8 million at June 30, 2024 to $54.3 million at September 30, 2024. The increase in shareholders’ equity was comprised of net income for the three month period of $941,000, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $94,000, proceeds from the issuance of common stock from the exercise of stock options of $19,000, and a decrease in the Company’s accumulated other comprehensive loss of $1.0 million, partially offset by dividends paid totaling $409,000, and stock repurchases of $182,000.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its ten full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands except share and per share data)

	September 30, 2024	June 30, 2024
	(Unaudited)
ASSETS

Cash and Cash Equivalents (Includes Interest-Bearing Deposits with Other Banks of $32,743 and $25,505 at September 30, 2024 and June 30, 2024, Respectively)	$41,044	$34,948
Securities Available-for-Sale (amortized cost September 30, 2024: $31,977; June 30, 2024: $30,348, Respectively)	29,934	27,037
Securities Held-to-Maturity (fair value September 30, 2024: $56,584; June 30, 2024: $54,450, Respectively)	65,800	67,302
Other Securities	1,633	1,614
Loans Held-for-Sale	2,268	1,733
Loans Receivable, Net of Allowance for Credit Losses (September 30, 2024: $4,703; June 30, 2024: $4,574, Respectively)	454,039	470,852
Accrued Interest Receivable	1,761	1,775
Premises and Equipment, Net	18,065	18,303
Bank Owned Life Insurance	6,839	6,810
Goodwill	2,990	2,990
Core Deposit Intangible	1,125	1,199
Deferred Tax Asset	1,210	1,181
Real Estate Owned	122	418
Other Assets	1,574	1,350

Total Assets	$628,404	$637,512

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:
Non-interest bearing	$133,293	$130,334
Interest-bearing	431,267	443,673
Total Deposits	564,560	574,007
Advances from Borrowers for Taxes and Insurance	644	521
Other Borrowings	5,500	7,000
Other Accrued Expenses and Liabilities	3,433	3,181

Total Liabilities	574,137	584,709

SHAREHOLDERS’ EQUITY

Preferred Stock - $0.01 Par Value; 10,000,000 Shares Authorized: None Issued and Outstanding	-	-
Common Stock - $0.01 Par Value; 40,000,000 Shares Authorized: 3,129,668 and 3,144,168 Shares Issued and Outstanding at September 30, 2024 and June 30, 2024, Respectively	32	32
Additional Paid-in Capital	41,822	41,739
Unearned ESOP Stock	(379)	(408)
Retained Earnings	14,406	14,055
Accumulated Other Comprehensive Loss	(1,614)	(2,615)

Total Shareholders’ Equity	54,267	52,803

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$628,404	$637,512

HOME FEDERAL BANCORP, INC. OF LOUISIANA
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) (In thousands except share and per share data)

	Three Months Ended
	September 30,
	2024	2023
INTEREST INCOME
Loans, including fees	$6,895	$7,274
Investment securities	67	150
Mortgage-backed securities	443	473
Other interest-earning assets	336	177
Total interest income	7,741	8,074

INTEREST EXPENSE
Deposits	3,197	2,592
Federal Home Loan Bank borrowings	-	15
Other bank borrowings	117	183
Total interest expense	3,314	2,790
Net interest income	4,427	5,284

RECOVERY OF CREDIT LOSSES	(223)	-
Net interest income after recovery of credit losses	4,650	5,284

NON-INTEREST INCOME
Gain on sale of loans	96	38
Loss on sale of real estate	(254)	(34)
Income on bank owned life insurance	28	26
Service charges on deposit accounts	391	391
Other income	39	13

Total non-interest income	300	434

NON-INTEREST EXPENSE
Compensation and benefits	2,302	2,356
Occupancy and equipment	564	549
Data processing	219	245
Audit and examination fees	132	102
Franchise and bank shares tax	168	156
Advertising	57	143
Professional fees	117	160
Loan and collection	28	60
Amortization core deposit intangible	74	94
Deposit insurance premium	90	91
Other expenses	260	232
Total non-interest expense	4,011	4,188

Income before income taxes	939	1,530
PROVISION FOR INCOME TAX EXPENSE	(2)	310

NET INCOME	$941	$1,220

EARNINGS PER SHARE
Basic	$0.31	$0.40
Diluted	$0.31	$0.39

	Three Months Ended September 30,
	2024	2023

Selected Operating Ratios(1):
Average interest rate spread	2.23%	2.68%
Net interest margin	2.98%	3.37%
Return on average assets	0.59%	0.73%
Return on average equity	7.23%	9.46%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.31%	0.28%
Allowance for credit losses as a percent of non-performing loans	258.46%	403.96%
Allowance for credit losses as a percent of total loans receivable	1.03%	1.00%

Per Share Data:
Shares outstanding at period end	3,129,668	3,133,351
Weighted average shares outstanding:
Basic	3,058,286	3,028,597
Diluted	3,071,716	3,107,834

(1)	Ratios for the three-month period are annualized.
(2)	Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President and Chief Executive Officer (318) 222-1145